                                                                   Exhibit 10.18

                              EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 16th day of July, 2001 (the "Effective Date"), by and between Gary J. Sbona ("Employee") and Calico Commerce, Inc. ("Employer"). In consideration of the covenants, representations and agreements set forth below, Employer and Employee hereby agree as follows:

        1. Employment of Employee. Employer hereby hires Employee pursuant to the Agreement between Regent Pacific Management Corporation dated July 13, 2001 (the "Regent Agreement"), and Employee hereby accepts such employment on the terms and conditions contained in this Agreement and the Regent Agreement.

        2. Term of the Agreement. The initial term of this Agreement (the "Term") shall commence upon the Effective Date and shall terminate 12 months thereafter (the "Termination Date"), unless sooner terminated as provided herein. Employer and Employee may, upon mutual agreement, elect to continue Employee's employment on an at-will basis (meaning that either Employee or Employer may terminate the employment relationship at any time with or without cause or notice), after the initial term of this Agreement. If the term of the Regent Agreement is extended in the future, the Termination Date of the Agreement will automatically extend to coincide with the amended term of the Regent Agreement, unless otherwise mutually agreed between Employer and Employee.

        3. Services to be Provided by Employee.

            3.1 Scope, Responsibilities and Duties. Employee agrees to provide services to Employer, generally in the field of corporate strategy, , so that Employer may have the benefit of the experience and knowledge possessed by Employee (the "Services"). It shall be the duty of Employee in rendering the Services to make such periodic reports to Employer as the directors of Employer may, from time to time, reasonably request.

            3.2. Non-exclusivity. Employee shall not be required to devote full time to the affairs of Employer. Subject to the provisions of Section 7 below, Employee may accept other employment and perform services for others.

        4. Compensation. Employee shall receive $500.00 per week in addition to any compensation received from Regent Pacific Management Corporation, for the Services to be provided hereunder..

        5. Expenses. Employer shall reimburse Employee for all reasonable and necessary business expenses pursuant to the Regent Agreement.

        6. Termination. Termination pursuant to this Section shall become effective immediately upon receipt by Employee of written notice from Employer of such termination.

            6.1 Termination by Incapacity or Disability of Employee. If Employee shall become unable to fully perform the Services in accordance with the terms of this Agreement due to incapacity, ill health or disability for a consecutive period of two months, the Employer may, at its option, terminate this Agreement.

            6.2 Death of Employee. Upon the death of Employee, this Agreement shall terminate without further obligation or liability on the part of Employer to Employee's estate.

            6.3 Termination of Regent Agreement. Employee's employment shall terminate upon termination of the Regent Agreement unless otherwise mutually agreed between Employer and Employee.

            6.4 Termination for Cause. Company may terminate Employee's employment for "cause", which shall mean a reasonable belief that Employee has engaged in any one of the following: (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Employee to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company's Board of Directors; (ii) refusal to comply with reasonable directives of the Company's Board of Directors; (iii) negligence or reckless or willful misconduct in the performance of Employee's duties; (iv) failure to perform, or continuing neglect in the performance of, duties assigned to Employee; (v) misconduct which has a materially adverse effect upon the Company's business or reputation; (vi) the conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving dishonesty or fraud; (vii) the material breach of any provision of this agreement; or (viii) violation of Company policies including, without limitation, the Company's policies on equal employment opportunity and prohibition of unlawful harassment.

        7. Confidentiality and Trade Secrets. Employee acknowledges and agrees that during the Term of this Agreement, and during any continuing term of employment on at at-will basis he will become privy to important proprietary, confidential business information and trade secrets that are the exclusive property of Employer. This information includes, without limitation, business plans, marketing concepts, designs, proposals, product information, financial information, technology and costs, pricing information, customer lists, and key accounts, including their credit information and product wants and needs (the "Confidential Information"). This Confidential Information derives independent economic value, both actual and potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use. As Employer has always held the Confidential Information as proprietary, confidential trade secret information and has taken steps to insure that the Confidential Information is not disclosed outside of Calico Commerce, Inc., the Confidential Information constitutes "trade secrets" under the Uniform Trade Secrets Act, California Civil Code Section 3426(d)(1). In light of the foregoing, Employee therefore agrees that: (1) he will not at any time, now or in the future, share, disseminate, disclose, discuss or use the Confidential Information in any way; and (2) upon termination of this Agreement, Employee will return to

Employer all property, writings and/or documents in his possession or custody belonging to or relating to the affairs of Employer or any of its subsidiaries or affiliates, or comprising or relating to the Confidential Information.

        8. Ownership of Intellectual Property. Employee hereby acknowledges and agrees that any and all copyrightable works authored by Employee in connection with the performance of the Services, alone or with others, during the Term of this Agreement, and during any continuing term of employment on at at-will basis, shall be deemed to have been specially ordered or commissioned for use as either a contribution to a collective work, as a translation, as a supplementary work, as a compilation, or as an instructional text and, as such, shall be deemed to be "works for hire" under the United States copyright laws from the inception of creation of such works. In the event that any such works shall be deemed by a court of competent jurisdiction not to be a "work made for hire," this Agreement shall operate as an irrevocable assignment by Employee to Employer of all right, title and interest in and to such works, including without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Employee outside of Employer's facilities or other than during Employee's working hours with Employer, shall not diminish Employer's rights with respect to such works which otherwise fall within this subsection. Employee agrees to execute and deliver to Employer such further instruments or documents as may be requested by Employer in order to effectuate the purposes of this subsection.

        9. Relationship of the Parties. Employee shall not be entitled to any vacation, retirement or health benefits or participation in any other employee benefit plan.

        10. Appointment as a Director. The Board of Directors of Employer (the "Board") has resolved to appoint Employee as a Class I Director. In this capacity, Employee will serve at the pleasure of the Board and pursuant to Employer's bylaws.

        11. Stock Options. Concurrently with the execution of this Agreement as an inducement to Employee to accept employment with Employer, Employee and Employer are executing and delivering an Option Certificate attached hereto as Exhibit A and a Stock Option Agreement (the ("Option Agreement") attached hereto as Exhibit B and incorporated herein by this reference, which grants to Employee the option to purchase three million five hundred forty-eight thousand seven hundred and seventy-seven (3,548,777) shares of the Common Stock of Employer at an exercise price of $0.18. The remaining shares subject to this Option shall be earned and vested in twelve equal monthly installments upon each month of continued service by Employee to the Company after the Date of Grant and shall become exercisable pursuant to the exercise schedule contained in Exhibit B. Should Employee's employment be terminated for cause, the Options will terminate immediately as to all unvested shares.

        12. Arbitration.

            12.1 Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement (hereafter referred to as "arbitrable disputes" shall be resolved by an experienced arbitrator licensed to practice law in the State of California and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

            12.2 Should Employee or Employer institute any legal action or administrative proceeding regarding any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorney's fees incurred as a result of such action.

        13. Severability and Governing Law.

            13.1 Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

            13.2 This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

        14. Proper Construction.

            14.1 The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

            14.2 As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

            14.3 The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

        15. Entire Agreement. This Agreement is the entire agreement between Employee and Employer and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter.

        16. Notices. All notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the date of transmission if sent by facsimile, on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

               If to Employer:         Calico Commerce, Inc.

                                       333 San Carlos Street -- Suite 300
                                       San Jose, CA  95110
                                       Attn:  Chief Financial Officer

               If to Employee:         Gary J. Sbona
                                       c/o Regent Pacific Management Corporation
                                       425 California Street, Suite 1310
                                       San Francisco, CA  94104

        17. Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

        18. Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

        IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the day and year first written above.

                                                CALICO COMMERCE, INC.




                                                By: ____________________________
Gary J. Sbona                                   Its:____________________________